Exhibit 99.1

INmune Bio, Inc. Awarded $500,000 Grant for Development of Novel Treatment to Reprogram Innate Immune System in People Living with ALS

Grant will fund proof-of-concept studies for XPro1595 therapy

LA JOLLA, Calif., Feb. 10, 2020 (GLOBE NEWSWIRE) -- INmune Bio, Inc. (NASDAQ: INMB), an immunology company developing treatments that reprogram the patient’s innate immune system to fight disease, today announced that it has been awarded a $500,000 grant from The ALS Association. The grant will fund proof-of-concept studies for XPro1595, a novel therapy targeting innate immune dysfunction and chronic inflammation as a cause of Amyotrophic lateral sclerosis (ALS). The endowment was awarded through the Association’s The Lawrence and Isabel Barnett Drug Development Program and will be allocated over two years.

“We are honored to receive this grant from The ALS Association, the pre-eminent organization supporting novel treatments for ALS,” said R.J. Tesi, M.D., Chief Executive Officer of INmune Bio. “As an immunology company, we focus on the role that innate immune dysfunction and neuroinflammation play in the progression of neurodegenerative diseases such as ALS.  This award supports our approach and moves the company’s ALS program closer to the clinic.”

“While our knowledge of ALS has increased dramatically in the past few years, there are currently no disease modifying therapies,” said CJ Barnum, Ph.D., Director of Neuroscience for INmune Bio. “The innate immune system plays a central role in the development and progression of ALS.  We believe precision targeting of the innate immune system by targeting inflammation with XPro1595 may be an effective treatment strategy in alleviating ALS. This award allows INmune Bio to take the first step to determine whether XPro1595 has therapeutic potential for ALS patients.”

“We believe INmune is on a path to unlocking some of the mystery around the immune system and how it responds to the kinds of inflammation that we know plays a role in ALS progression,” said Kuldip Dave, Ph.D, vice president of research at The ALS Association. “This grant will greatly accelerate proof of concept and advance our knowledge of immune dysfunction and neuroinflammation in people living with ALS.”

About INmune Bio, Inc.

INmune Bio, Inc. is a publicly traded (NASDAQ: INMB) clinical-stage biotechnology company developing therapies targeting the innate immune system in cancer. INmune Bio is developing two products platforms that reengineer the patient’s innate immune system’s response to their disease - immune priming platform and DN-TNF platform. The immune priming platform is a Natural Killer (NK) cell therapeutic that primes the patient’s NK cells to attack residual disease – the cause of cancer relapse. The DN-TNF platform includes programs in cancer, neurodegenerative disease and NASH.  INB03 modifies the tumor microenvironment which often cause resistance to immunotherapy, such as anti-PD1 checkpoint inhibitors and trastuzumab.  XPro1595 targets microglial activation, nerve cell death and synaptic dysfunction associated with neurodegenerative disease. LivNate modifies metabolic and immunologic pathology that contributes to the development and progression of NASH.  To learn more, please visit www.inmunebio.com.

About The ALS Association

The ALS Association is the largest private funder of ALS research in the world. The Association funds global research collaborations, provides assistance for people with ALS and their families through its nationwide network of chapters and certified clinical care centers, and advocates for better public policies for people with ALS. The ALS Association builds hope and enhances quality of life while urgently searching for new treatments and a cure. For more information about The ALS Association, visit our website at www.alsa.org. For more information about The Lawrence and Isabel Barnett Drug Development Program, please visit: http://www.alsa.org/research/our-approach/call-for-abstracts/barnett-drug-development-request-for-proposals-081619.html

Forward-Looking Statements

There is no guarantee that any specific outcome will be achieved.  Any statements contained in this press release that do not describe historical facts may constitute forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Any forward-looking statements contained herein are based on current expectations but are subject to a number of risks and uncertainties. Actual results and the timing of certain events and circumstances may differ materially from those described by the forward-looking statements as a result of these risks and uncertainties. INBO3, LivNate, INKmune and XPro1595 are still in clinical trials and have not been approved and there cannot be any assurance that they will be approved or that any specific results will be achieved. The factors that could cause actual future results to differ materially from current expectations include, but are not limited to, risks and uncertainties relating to the Company’s ability to produce more drug for clinical trials; the availability of substantial additional funding for the Company to continue its operations and to conduct research and development, clinical studies and future product commercialization; and, the Company’s business, research, product development, regulatory approval, marketing and distribution plans and strategies. These and other factors are identified and described in more detail in the Company’s filings with the Securities and Exchange Commission, including the Company’s Annual Report on Form 10-K for the year ended December 31, 2018, the Company’s Quarterly Reports on Form 10-Q and the Company’s Current Reports on Form 8-K. The Company assumes no obligation to update any forward-looking statements in order to reflect any event or circumstance that may arise after the date of this release.

INmune Bio Contact:
David Moss, CFO
(858) 964-3720
DMoss@INmuneBio.com

The ALS Association Contact:
Brian Frederick,Ph.D. Executive Vice President, Communications
(202) 464-8612
bfrederick@alsa-national.org

Media Contact:
David Schull
(212) 845-4271
David.Schull@russopartnersllc.com

Investor Contact:
James Carbonara
Hayden IR
(646)-755-7412
james@haydenir.com